Exhibit 99.1

IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE

IN RE TIBCO SOFTWARE INC. STOCKHOLDERS LITIGATION	CONSOLIDATED C.A. No. 10319-CB

MEMORANDUM OPINION

Date Submitted: November 21, 2014

Date Decided: November 25, 2014

Stuart M. Grant and Cynthia A. Calder of GRANT & EISENHOFER, P.A., Wilmington, Delaware; Mark Lebovitch, Richard Gluck, Edward G. Timlin, Adam Hollander and John Vielandi of BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP, New York, New York; Francis Bottini, Jr. of BOTTINI & BOTTINI INC., La Jolla, California; Juan E. Monteverde and James Wilson, Jr. of FARUQI & FARUQI LLP, New York, New York; Counsel for Lead Plaintiff.

Tamika Montgomery-Reeves and Bradley D. Sorrels of WILSON SONSINI GOODRICH & ROSATI, PC, Wilmington, Delaware; Steven M. Schatz, David J. Berger and Katherine L. Henderson of WILSON SONSINI GOODRICH & ROSATI, PC, Palo Alto, California; Counsel for Defendants TIBCO Software Inc., Vivek Ranadivé, Nanci Caldwell, Eric Dunn, Manuel A. Fernandez, Phillip Fernandez, Peter Job, David J. West and Philip Wood.

Gregory P. Williams, Anne C. Foster and J. Scott Pritchard of RICHARDS, LAYTON & FINGER, P.A., Wilmington, Delaware; Yosef J. Riemer, P.C., Matthew Solum, David S. Flugman and Shireen A. Barday of KIRKLAND & ELLIS LLP, New York, New York; Counsel for Defendants Balboa Intermediate Holdings, Balboa Merger Sub, Inc., and Vista Equity Partners V, L.P.

Kevin G. Abrams and J. Peter Shindel, Jr. of ABRAMS & BAYLISS LLP, Wilmington, Delaware; Paul Vizcarrondo, Jr., Carrie M. Reilly, Steven Winter and Luke M. Appling of WACHTELL, LIPTON, ROSEN & KATZ, New York, New York; Counsel for Defendant Goldman, Sachs & Co.

BOUCHARD, C.

I.	INTRODUCTION

In this action, a stockholder of TIBCO Software Inc. (“TIBCO” or the “Company”) challenges the per-share consideration that Vista Equity Partners V, L.P., a private equity fund, agreed to pay in a recently announced merger (the “Merger”) in which TIBCO stockholders currently stand to receive $24.00 in cash per share. In its press release announcing the Merger, TIBCO stated that the transaction, at $24.00 per share, reflected an enterprise value for the Company of approximately $4.3 billion. This enterprise value implies an equity value of approximately $4.244 billion.

The enterprise value stated in the press release was incorrect because it was based on inaccurate information about the number of fully diluted shares of TIBCO stock to be acquired by Vista. A merger at $24.00 per share, based on the accurate number of fully diluted shares, translates to an enterprise value for TIBCO of approximately $4.2 billion and an equity value of approximately $4.144 billion—a difference of approximately $100 million, or approximately $0.58 per share, from what the Company had announced.

On October 16, 2014, TIBCO filed its preliminary proxy statement for the Merger, which disclosed the error in the share count and that, based on the accurate share count, the enterprise value of the transaction would be approximately $100 million lower than what had been announced in the press release. The financial press quickly picked up on this surprising development, prompting this lawsuit.

On October 23, 2014, the TIBCO board of directors (the “Board”) met to consider its options after the share count error was discovered. The preliminary discovery record shows that the Board did not know at that time how the error had occurred or whether

Vista had relied on the incorrect share count in making its $24.00 per share bid. The record does reflect, however, that the Company’s financial advisor in the Merger, Goldman, Sachs & Co. (“Goldman”), did know by that time that Vista had in fact relied on the inaccurate share count. The Board decided not to approach Vista to seek to modify the $24.00 per-share price stated in the merger agreement and, instead, decided to proceed with the Merger on the terms stated in the merger agreement. The Board also decided not to change its recommendation that TIBCO stockholders vote in favor of the Merger.

TIBCO stockholders are set to vote on the Merger on December 3, 2014, and the Merger is expected to close shortly thereafter. Plaintiff seeks to enjoin the stockholder vote until the Court can decide, after an expedited trial, his claim that the per-share consideration in the merger agreement between TIBCO and Vista should be reformed from $24.00 to $24.58. Plaintiff also seeks a preliminary injunction based on a breach of fiduciary duty claim against the directors of TIBCO and aiding and abetting claims against Vista and Goldman.

Plaintiff’s fiduciary duty claim challenges the actions of the TIBCO board after the error in the share count was discovered. Plaintiff does not challenge the sale process that led to the execution of the merger agreement, or any of the disclosures in the proxy statement issued in connection with the upcoming meeting of TIBCO stockholders to vote on the Merger. Plaintiff candidly acknowledges that he has no quarrel with the quality of the sale process but, instead, seeks only to maintain what he believes was the result of that process—a transaction with an equity value of $4.244 billion.

In this opinion, I conclude that Plaintiff has failed to demonstrate a basis for the issuance of a preliminary injunction. Regarding Plaintiff’s claim for reformation, Plaintiff has demonstrated a reasonable probability of proving by clear and convincing evidence that Vista and TIBCO both operated under a mistaken assumption that the Merger would be consummated at an aggregate equity value of $4.244 billion. Plaintiff has failed to demonstrate, however, a reasonable probability of proving by clear and convincing evidence—as he must to prevail on a claim of reformation under Delaware law—that Vista and TIBCO had specifically agreed before signing the merger agreement that the Merger would be consummated at an aggregate equity value of $4.244 billion. Instead, the preliminary record shows that what Vista ultimately offered and what TIBCO ultimately accepted when they negotiated the final terms of the Merger was expressed in terms of dollars per share (i.e., $24.00 per share) and not in terms of an aggregate equity value.

Regarding Plaintiff’s fiduciary duty-related claims, Plaintiff has failed to demonstrate the existence of irreparable harm given that his claims concern a quantifiable sum of money (approximately $100 million) that may be remedied by an award for damages. In my view, moreover, the balance of the equities clearly weighs in favor of permitting TIBCO’s stockholders to decide whether or not to approve the Merger, which was the product of an extensive sale process and affords stockholders an opportunity to obtain a meaningful premium for their shares.

II.	BACKGROUND[1]

A.	The Parties

Defendant TIBCO, a Delaware corporation based in Palo Alto, California, is in the enterprise software industry. TIBCO is named as a defendant “solely as a necessary party for the Count seeking reformation of the merger agreement.”2

Defendants Vivek Ranadivé, Nanci Caldwell, Eric Dunn, Manuel A. Fernandez, Phil Fernandez, Peter Job, David J. West, and Philip Wood were the eight members of the Board during the events in question. Each has been a director since at least June 2014, with three directors having joined the Board in 2014. Ranadivé is the chair of the Board and the Company’s Chief Executive Officer. He owns more than 9 million shares of TIBCO stock.

Defendant Vista Equity Partners V, L.P. is a fund affiliated with private equity firm Vista Equity Partners. It formed two entities to acquire TIBCO: (i) Defendant Balboa Intermediate Holdings, LLC, a Delaware limited liability; and (ii) its merger subsidiary, Defendant Balboa Merger Sub, Inc., a Delaware corporation. For simplicity, I refer to these three defendants collectively as “Vista.”

[1]	The facts recited in this opinion are drawn from the documentary evidence and deposition testimony submitted by the parties in conjunction with Plaintiff’s preliminary injunction motion.

In expedited discovery in this action, Plaintiff deposed three individuals: (i) Defendant David J. West, a TIBCO director (Pl.’s Ex. 7 (“West Dep.”)); (ii) James F. Ford, a principal and the Chief Operating Officer of Vista Equity Partners (Pl.’s Ex. 5 (“Ford Dep.”)); and (iii) Pawan Tewari, a Goldman managing director assigned to the TIBCO engagement (Pl.’s Ex. 6 (“Tewari Dep.”)).

[2]	Am. Compl. ¶ 8.

Defendant Goldman is an investment bank. It had been TIBCO’s financial advisor before the Board initiated the sale process. In September 2014, a special committee formed to manage the sale process hired Goldman to act as its financial advisor. For its advisory services, Goldman stands to earn a percentage of the aggregate consideration to be paid in the Merger. According to the proxy statement, this equates to a transaction fee of approximately $47.4 million.3 The Company paid Goldman $500,000 upon retainer, and the remainder of Goldman’s fee (currently 98.9%) is contingent upon closing of the Merger.

Plaintiff Paul Hudelson (“Plaintiff”) has been a TIBCO stockholder at all relevant times. Plaintiff brings this lawsuit individually and on behalf of a class of all TIBCO stockholders, excluding defendants and their affiliates, during the period from September 26, 2014, through the present.

B.	The Company Receives Initial Indications of Interest in an Acquisition

During the first half of 2014, several financial sponsors (i.e., private equity firms) contacted Ranadivé, TIBCO’s CEO, to indicate their interest in potential strategic transactions with the Company. The suggested transactions included an acquisition and a capital raise. At the time, the Board largely did not pursue these inquiries.4

[3]	TIBCO Ex. 1 (“Proxy”) at 51.
[4]	Id. at 28.

On June 3, 2014, TIBCO pre-announced its financial results for the second quarter of 2014, which were lower than Wall Street estimates for the Company’s performance. On June 6, 2014, the Board held a special meeting to discuss the Company’s financial outlook, as well as the possibility that potential acquirers may be interested in the Company. Representatives of Goldman attended the meeting and gave a presentation on TIBCO’s general position in the market and its strategic alternatives.5

On July 11, 2014, at a special meeting, the Board instructed Goldman to “engage in a comprehensive review of the strategic alternatives available to TIBCO.”6 On July 29, 2014, at another special meeting, the Board decided to explore a possible sale of the Company. The Board directed that the Company contact some of the potential acquirers who had previously expressed their interest.7

On August 15, 2014, the Company received two preliminary, non-binding indications of interest. One financial sponsor indicated its interest in acquiring TIBCO for between $20.00 and $21.00 per share. The other financial sponsor (“Sponsor B”) indicated its interest in acquiring TIBCO for between $24.00 and $25.00 per share.8

[5]	Id.
[6]	Id. at 29.
[7]	Id.
[8]	Id. at 30.

C.	The Board Forms the Special Committee to Manage the Sale Process

On August 16, 2014, the Board held a special meeting with Goldman representatives in attendance. The Board resolved (i) to engage in a further review of the Company’s available strategic alternatives; and (ii) to form the Special Committee for this purpose. The Special Committee was formed for the sake of efficiency to permit a smaller group of outside directors living in the same time zone to explore these alternatives.9 It consisted of directors Caldwell, Dunn, and West. The Special Committee was authorized to engage advisors and was charged with “review[ing] all strategic alternatives available to TIBCO and… mak[ing] a recommendation to the Board of Directors regarding a course of action.”10

On August 18, 2014, the Special Committee held its first meeting. By this time, several potential acquirers already had expressed interest in the Company. The Special Committee engaged (i) Wilson Sonsini Goodrich & Rosati, P.C. (“Wilson Sonsini”), which had been counsel to the Board, as its legal advisor; and (ii) Goldman as its financial advisor. The Special Committee directed Goldman to contact a list of potential acquirers.11

[9]	West Dep. 14-15.
[10]	Proxy at 30.
[11]	Id. at 30-31. Goldman apparently already had been preparing certain materials for TIBCO. One week before the Special Committee’s August 18 meeting, a Goldman employee working on a TIBCO assignment was asking about the “best practice for including restricted stock in the share count.” Pl.’s Ex. 8.

Goldman’s engagement with the Special Committee was later memorialized in a September 1, 2014, engagement letter. The engagement letter included various disclaimers, including that Goldman would be entitled to “rely upon and assume the accuracy and completeness of all of the financial… and other information provided by” TIBCO. Goldman received a $500,000 upfront payment as a credit towards a potential transaction fee, which is equal to a progressive percentage of the aggregate consideration paid to acquire TIBCO, and is payable upon closing of the transaction. Goldman’s base fee is 1% of the aggregate consideration.12

The negotiations between the Company and potential acquirers, which now included Vista, were generally conducted through Goldman.13 In late August 2014, the Special Committee instructed Goldman to inform all previously contacted parties to submit their preliminary indications of interest by August 30, 2014.

On August 30, 2014, Vista submitted a preliminary, non-binding indication of interest for “an all-cash transaction at $23.00 to $25.00 per share of common stock and common stock equivalents.”14 Vista came to this indicative range, as it would with its subsequent bids, in part by determining the maximum price it was willing to pay based on “the return objectives [its] looking for [its] investors.”15 This initial proposal, unlike Vista’s subsequent bids, included an express assumption about the approximate number of shares of outstanding common stock and stock-based awards to be acquired.16

[12]	Pl.’s Ex. 9 at TIBCOM00000006-07.
[13]	West Dep. 52-53.
[14]	Vista Ex. 7 at VISTA0000595.
[15]	Ford Dep. 19.
[16]	Vista Ex. 7 at VISTA0000595.

On September 3, 2014, TIBCO issued a press release announcing the formation of the Special Committee and its review of the Company’s strategic alternatives.17

D.	Goldman Provides Information about TIBCO’s Capital Structure to the Two Highest Bidders

In August and September 2014, Goldman discussed an acquisition of the Company with twenty-four potential acquirers: fourteen strategic buyers and ten financial sponsors. Some of those potential acquirers were identified by TIBCO or Goldman; others had contacted the Company in response to its announcement on September 3.18 Eventually, two serious bidders emerged: Vista and Sponsor B.

Vista and Sponsor B were the only parties that received access to TIBCO’s data room, which the Company had established to facilitate ongoing due diligence.19 The data room contained certain information about the Company’s capitalization.20 In late August 2014, these bidders sought additional information about TIBCO’s share count—specifically, the number of fully diluted shares that would need to be acquired in a merger.21

[17]	Proxy at 33.
[18]	Id. at 31, 33.
[19]	Tewari Dep. 44.
[20]	Id. 45-46.
[21]	Goldman Ex. 5.

TIBCO prepared an initial spreadsheet reflecting the Company’s share count as of August 15, 2014 (the “First Cap Table”).22 Around August 29, 2014, after receiving approval from the Company,23 Goldman provided the First Cap Table to the bidders.24

The First Cap Table did not list the number of fully diluted shares—it was up to the bidders to compute that number.25 Rather, the First Cap Table (i) listed the total number of shares of common stock outstanding (163,890,919) and (ii) contained specific line items for the number of options and award shares outstanding, which were totaled separately. One of these line items stated that there were approximately 4.3 million unvested restricted shares outstanding. As became known later, but could not be determined from the face of the First Cap Table (or from subsequent versions discussed

[22]	Id. at TIBCOM00033406.
[23]	Goldman Ex. 7.
[24]	Goldman Ex. 8.
[25]	It appears that a fully diluted share count was not provided because that number is partly a function of the per-share consideration. That is, as the per-share offer price increases, the amount of proceeds to be received by the holders of in-the-money options also increases and, thus, the number of share equivalents necessary to cover the in-the-money value of the options increases as well. For this reason, when Goldman provided the First Cap Table (and the subsequent cap tables described later), it also provided data on the exercise prices of the outstanding options and stock-based awards. In this opinion, I use “fully diluted shares” to refer to the sum of the share equivalent of the outstanding options and other stock-based awards at the offered consideration (based on the weighted average exercise price) plus the outstanding shares of common stock.

below), those 4.3 million unvested restricted shares were also included in the outstanding common stock total. Thus, these restricted shares were, in effect, being “double counted” as outstanding award shares and as outstanding common shares.26 This double-counting of unvested restricted shares is at the heart of TIBCO’s and Vista’s initial misunderstanding about the total purchase price of the Merger.

On September 11, 2014, the Special Committee instructed Goldman to request final proposals from the bidders by September 24, 2014.27 In mid-September 2014, Vista and Sponsor B requested updated share count information from Goldman.28 TIBCO provided to Goldman an updated spreadsheet reflecting the Company’s share count as of September 19, 2014 (the “Second Cap Table”) and noted that TIBCO was “continu[ing] to work through this” information.29 The Second Cap Table contained the same error as the First Cap Table, i.e., the unvested restricted shares (now approximately 4.2 million) were listed on a line item as a component of the outstanding options and awards and simultaneously were included in the total common stock outstanding (now 163,851,917 shares) without any notation about this double-counting on the document.30 Goldman sent the Second Cap Table to the bidders on September 21.31

[26]	Goldman Ex. 5 at TIBCOM00033406.
[27]	Proxy at 34.
[28]	Goldman Ex. 10.
[29]	Goldman Ex. 11 at TIBCOM00045621.
[30]	Id. at TIBCOM00045625.
[31]	Goldman Ex. 12.

On September 23, 2014, Sponsor B submitted a proposal to acquire TIBCO for $21.00 per share.32 On September 24, Vista submitted a bid that contemplated “an all-cash transaction at $23.00 per share of common stock and common stock equivalents.”33 Vista’s $23.00 per share bid letter did not reference any total purchase price and, unlike its initial indication of interest, did not express any assumption about the approximate number of shares of outstanding common stock and stock-based awards to be acquired.34 When the Special Committee met to review the acquisition proposals, it compared them on the basis of the consideration per share.35

In the afternoon of September 25, 2014, Sponsor B raised its proposal to $22.50 per share. Later on September 25, Goldman requested that Vista and Sponsor B submit their final proposals by early in the afternoon the following day.36

On the morning of September 26, 2014, the Vista investment committee met to discuss the maximum bid that Vista could make without needing further committee

[32]	Proxy at 35.
[33]	Vista Ex. 5 at VISTA0001880.
[34]	Id.
[35]	See, e.g., TIBCO Ex. 11.
[36]	Proxy at 35.

approval. In acquiring companies, Vista focuses on “cash on cash returns”—that is, “the equity invested, what multiple of equity [is] returned at the end of the investment.”37 The investment committee set the ceiling for the TIBCO auction at $24.25 per share, and the committee authorized an offer of $24.10 per share.38 Based on Vista’s understanding of TIBCO’s share count from the Second Cap Table, the $24.25 per share maximum reflected a total equity value of $4.238 billion and, including the assumption of TIBCO’s approximately $68 million in net debt, an enterprise value of $4.305 billion.39 According to Plaintiff, the maximum total purchase price of $4.305 billion was equivalent to Vista’s desired cash-on-cash return rate.40

By midday on September 26, and before either Vista or Sponsor B submitted a final bid, someone at TIBCO discovered that the share count information in the Second Cap Table was incorrect.41 Specifically, the Second Cap Table did not take into account approximately 3.7 million shares in the Company’s Long Term Incentive Plan (“LTIP”), and thus understated the common stock outstanding by approximately 3.6 million shares (after subtracting approximately 100,000 LTIP shares that would be withheld for tax purposes). TIBCO brought this issue to Goldman’s attention, and Goldman informed the bidders that the Company was revising its share count data.42

[37]	Ford Dep. 20.
[38]	Id. 201-03.
[39]	Pl.’s Ex. 11 at VISTA0006766.
[40]	Tr. of Oral Arg. 23, 26.
[41]	Tewari Dep. 82-83.
[42]	Id.

After hearing about this issue, Vista requested more information from Goldman about TIBCO’s share count data.43 Vista wanted confirmation that it had the most up-to-date data, which are critical components in Vista’s “analysis on what the equity value of the business is.”44 As Vista’s Ford testified, the share count data “will, depending on the share price, change what the equity required to buy the business is.”45

TIBCO, with Goldman’s assistance,46 revised the Second Cap Table to reflect the Company’s share count as of September 25, 2014 (the “Final Cap Table”). The Final Cap Table identified the approximately 3.6 million LTIP shares as a separate line item. But, the Final Cap Table still failed to note that the unvested restricted shares (which now totaled 4,147,144 shares) that were listed as a separate line item also were included in the total amount of common stock outstanding of 163,851,917 shares (excluding the LTIP shares).47 Thus, the Final Cap Table contained the same double-counting error as the First and Second Cap Tables. Other than addressing the admittedly “large change” for the LTIP shares, Goldman apparently did not confirm that the share count data listed in the Final Cap Table was accurate.48 Goldman sent the Final Cap Table to the bidders.49

[43]	Pl.’s Ex. 13.
[44]	Ford Dep. 65.
[45]	Id. 71.
[46]	Tewari Dep. 86-88, 90.
[47]	Goldman Ex. 15 at GS00040373.
[48]	Tewari Dep. 92 (“Q. Did you raise any other questions with the group about the share count? A: I – not that I recall. Q. Did anyone else on the Goldman team raise any other questions about the share count? A. Not that I recall.”).
[49]	Pl.’s Ex. 13.

Shortly after the Final Cap Table was provided to the bidders, TIBCO’s counsel circulated to Goldman and Vista’s counsel a draft of a representation about the Company’s capitalization (the “Draft Cap Rep”) to be included in the negotiated merger agreement.50 The Draft Cap Rep stated that there were 163,851,917 outstanding shares of TIBCO common stock, and—unlike any of the cap tables—it expressly stated that this total included the 4,147,144 unvested restricted shares.51 TIBCO employees exchanged internal emails confirming the accuracy of this aspect of the Draft Cap Rep.52

E.	Vista Relies on the Final Cap Table in Making its Final Bids

Vista incorporated the share count data from the Final Cap Table into its internal valuation analysis.53 Based on this updated analysis, Vista submitted an offer for “an all-cash transaction at $23.85 per share of common stock and common stock equivalents.”54 Using the share data in the Final Cap Table, the $23.85 per share offer translated into an

[50]	Goldman Ex. 6 at GS00035976.
[51]	Id. at GS00035980.
[52]	TIBCO Ex. 20.
[53]	Ford Dep. 92.
[54]	Goldman Ex. 16 at GS00010186.

implied equity value of approximately $4.217 billion.55 This $4.217 billion figure was approximately $21 million less than the ceiling authorized by Vista’s investment committee earlier that day.

As with its previous bid letter, Vista’s bid letter for the $23.85 per share offer did not refer to a total purchase price or express any assumption about the approximate number of shares of outstanding common stock and stock-based awards to be acquired. Vista attached to its bid letter a markup of the merger agreement.56 This draft of the merger agreement included the Draft Cap Rep that accurately stated that 4,147,144 unvested restricted shares were included in TIBCO’s 163,851,917 shares of outstanding common stock.57

Around the time of Vista’s $23.85 per share bid, Sponsor B bid $23.75 per share.58 During the afternoon of September 26, 2014, Goldman told Vista and Sponsor B that their bids “were not materially differentiated.” Goldman then asked the two bidders to submit revised final proposals by that evening, and for their revised proposals to contemplate an improved price per share and a lower termination fee.59

[55]	Pl.’s Ex. 12 at VISTA0006940.
[56]	Goldman Ex. 16 at GS00010187.
[57]	Id. at GS00010352-53.
[58]	Proxy at 36.
[59]	Id.

In response to Goldman’s request, several of Vista’s principals met and discussed what to bid. Vista raised its offer from $23.85 per share to “$24.00 per share of common stock and common stock equivalents.”60 Vista’s Ford testified that, in coming to the $24.00 per-share figure, the firm’s principals and the deal team “didn’t look at documents or analyses” but instead “what [they] thought competitively would win the auction.”61 Consistent with Vista’s past bids, Vista’s bid letter for the $24.00 per share offer did not refer to a total purchase price or express any assumption about the approximate number of shares of outstanding common stock and stock-based awards to be acquired.

Vista’s $24.00 per share bid, based on the Final Cap Table, implied an aggregate equity value of $4.244 billion and an enterprise value of $4.31 billion. Plaintiff notes that this enterprise value was only modestly higher than the $4.305 billion ceiling set earlier that day by Vista’s investment committee (when Vista was relying on the Second Cap Table). The equivalent enterprise value, according to Plaintiff, would have required Vista to bid “an awkward $23.97 per share.”62 Based on the accurate number of fully diluted shares, an enterprise value of $4.31 billion and an aggregate equity value of $4.244 billion would have translated to a per-share value of $24.58, according to Plaintiff.63

[60]	Vista Ex. 3 at VISTA0003025.
[61]	Ford Dep. 88, 95.
[62]	Pl.’s Br. 14.
[63]	Pl.’s Ex. 31 at Ex. B. $24.00 per share × 176,817,153 shares = $4,243,611,672 aggregate equity value. $4,243,611,672 aggregate equity value ÷ 172,670,009 shares = $24.576 per share. Plaintiff refers to this figure as both $24.57 and $24.58. In this opinion, I use the rounded up figure of $24.58 per share.

Ford testified that Vista’s $24.00 per share bid represented the “highest price per share” that Vista was willing to pay.64 Vista also offered to reduce the termination fee in the draft merger agreement to 2.75% and to maintain the limited guaranty at 6.5%.65 Both the termination fee and the limited guaranty were being negotiated as a percentage of the implied equity value of the transaction.

In contrast to Vista, Sponsor B declined to increase its last offer of $23.75 per share. It also declined the offer to have additional time to consider improving its bid.66

Late in the evening of September 26, Vista learned from Goldman that its $24.00 per share bid was in the lead. Vista’s and TIBCO’s counsel then worked to finalize the merger agreement that they had been negotiating.

Around this time, Vista decided to change how it would finance the acquisition. Specifically, Vista changed its funding from a combination of cash and debt to be all cash.67 A few minutes after midnight on September 27, and before the merger agreement was signed, Vista submitted a revised draft of its Equity Commitment Letter to TIBCO. The Equity Commitment Letter reflected Vista’s commitment to fund “an aggregate amount up to $4,859,000,000” to acquire TIBCO.68

[64]	Ford Dep. 96.
[65]	Pl.’s Ex. 17; Tewari Dep. 145-46. The limited guaranty is a cap on Vista’s monetary liability for any breaches of the Merger Agreement or any incorporated agreements.
[66]	Proxy at 36.
[67]	West Dep. 88-89.
[68]	Pl.’s Ex. 21 at GS00011528 (emphasis added).

Attached to the Equity Commitment Letter was a spreadsheet “showing the calculations used to arrive at the amount of the commitment.”69 This spreadsheet contemplated that Vista would pay $24.00 per share to acquire 176,817,153 fully diluted shares for a total purchase price of $4,243,611,662.70 The total number of fully diluted shares was calculated based on the Final Cap Table and, thus, double-counted the number of unvested restricted shares.71

Vista’s Ford testified that the approximately $4.244 billion reflected in the Equity Commitment Letter spreadsheet was “the equity value that we expected we were paying for the business.”72 Although no presentation to Vista’s investment committee had specifically reflected a calculation of $24.00 per share times the number of fully diluted shares in the Final Cap Table, the $4.244 billion figure was “consistent” with Vista’s “expectation” as to the equity price that it was agreeing to pay to acquire TIBCO.73

[69]	Id. at GS00011526.
[70]	Id. at GS00011572.
[71]	Pl.’s Ex. 28 at VISTA0004329.
[72]	Ford Dep. 128.
[73]	Id. 136.

F.	TIBCO Accepts Vista’s Offer

On September 27, 2014, the Special Committee and the Board met concurrently during a telephonic meeting to review the acquisition proposals. The meeting began at approximately 5:00 a.m. (California time).74 Representatives of Goldman were in attendance and reviewed the financial terms of the competing proposals with the Board.75 The minutes reflect that the Board compared the two proposals on a per-share basis: Vista at $24.00 per share and Sponsor B at $23.75 per share.76 Wilson Sonsini and Goldman then reviewed the terms of Vista’s offer.

Goldman’s presentation on the fairness of Vista’s final offer was based on the inaccurate share count data from the Final Cap Table. Specifically, Goldman had calculated that, at $24.00 per share, and assuming (incorrectly) that there were approximately 176.8 million fully diluted shares, Vista’s offer implied an equity value of approximately $4.244 billion and an enterprise value of approximately $4.311 billion.77 Goldman’s fairness presentation also noted that Vista’s offer of $24.00 per share represented a 26.3% premium over the trading price of TIBCO stock ($19.00) on September 23, the last trading day prior to news reports about a potential transaction.78

[74]	West Dep. 43.
[75]	Vista Ex. 4.
[76]	Id. at TIBCOM00000464.
[77]	Pl.’s Ex. 18 at TIBCOM00000348, 358.
[78]	TIBCO Ex. 26 at GS00000022.

TIBCO’s West testified that his focus during Goldman’s presentation was on the $24.00 per share figure,79 but he also acknowledged that he understood that the $4.311 billion implied enterprise value and the $4.244 billion implied equity value—which were listed in various places in the board book80—reflected $24.00 per share times the assumed share count.81 That is, he understood the math that Vista’s offer equaled an enterprise value of $4.311 billion.82

At the end of its presentation, Goldman gave its opinion that $24.00 per share was fair, from a financial point of view, to TIBCO stockholders.83 Based on its evaluation of Vista’s offer, the Special Committee unanimously voted in favor of the Merger. The Board then unanimously approved the Merger based, in part, on its “belief that the $24.00 cash per share is the best price reasonably attainable for stockholders.”84 There is no reference to any discussion of any total purchase price in the minutes of the September 27 Board meeting. The Board further resolved to recommend that TIBCO stockholders approve the Merger.85

[79]	West Dep. 45-49.
[80]	Pl.’s Ex. 18 at TIBCOM00000348, 358.
[81]	West Dep. 46, 49-50.
[82]	Id. 54-55.
[83]	Goldman Ex. 20 at GS00000014-16.
[84]	Vista Ex. 4 at TIBCOM00000466.
[85]	Id. at TIBCOM00000467.

G.	Key Terms of the Merger Agreement

Later on September 27, 2014, TIBCO and Vista executed the Agreement and Plan of Merger (the “Merger Agreement”), which is governed by Delaware law.86 The Merger Agreement did not list a total purchase price or an implied equity value.87 Instead, the Merger Agreement specifically provided that, at the effective time of the Merger, each share of TIBCO common stock will be “automatically converted into the right to receive cash in an amount equal to $24.00, without interest.”88

The Merger Agreement included a capitalization representation (the “Cap Rep”) that had been updated from the earlier Draft Cap Rep. The Cap Rep stated that there were 163,851,917 outstanding common shares of TIBCO common stock, a figure that expressly included the 4,147,144 unvested restricted shares.89 The Merger Agreement also accurately listed the other outstanding options and stock-based awards. The Merger Agreement thus accurately provided the share count data needed for Vista to calculate that, based on the $24.00 per share price, it would need to acquire 172,670,009 fully diluted shares in the Merger (not the 176,817,153 fully diluted shares that had been contemplated in the Equity Commitment Letter spreadsheet).90

[86]	Vista Ex. 1 § 9.9.
[87]	As Plaintiff’s counsel acknowledged, this is typical in an agreement for the acquisition of a public company. Pl.’s Br. 7.
[88]	Merger Agreement § 2.7(a)(ii).
[89]	Id. § 3.7(a)-(b).
[90]	There were 4,641,716 outstanding options at a weighted average exercise price of $13.41. At an offer price of $24.00 per share, the share equivalent of these options is 2,282,165 shares. There were also 2,934,638 shares in other unvested stock-based awards and 3,601,289 LTIP shares (after subtracting shares withheld for tax purposes). Thus, the total number of fully diluted options and awards at an offer price of $24.00 equated to 8,818,092 (2,282,165 + 2,934,638 + 3,601,289 = 8,818,092). When added to the total number of outstanding common shares, this yields a fully diluted number of shares of 172,670,009 (163,851,917 + 8,818,092 = 172,670,009).

The Merger Agreement provides a termination right to Vista in the event that the Cap Rep is inaccurate at closing and that any inaccuracies, individually or in the aggregate, would require Vista to pay more than $10 million above the product of $24.00 per share multiplied by the number of fully diluted shares derived from the Cap Rep.91 This $10 million “cap ceiling” reflects the reality that, for a public company, the share count may change between signing and closing. For example, during this period, options or other stock-based compensation may be granted to newly hired employees or forfeited by terminated employees.92

Certain terms of the Merger Agreement were negotiated by TIBCO and Vista as a percentage of the assumed equity value of $4.244 billion. For example, the final termination fee was negotiated as 2.75% of the assumed $4.244 billion equity value,93

[91]	Id. §§ 7.2(a)(iii), 8.1(e).
[92]	Ford Dep. 59.
[93]	Tewari Dep. 145-46; Pl.’s Ex. 17.

which is represented in the Merger Agreement as $116.7 million.94 Similarly, TIBCO’s limited guaranty to Vista under the Merger Agreement also was negotiated as “a percent figure applied to the transaction value.”95 The $275.8 million limited guaranty96 represents 6.5% of the $4.244 billion implied equity value.

The Merger Agreement contains a “drop dead” date of March 27, 2015, after which Vista can terminate the agreement if the Merger has not closed.97

H.	TIBCO, Vista, and Goldman Make Statements that the Merger Implies a $4.3 Billion Enterprise Value

On September 29, 2014, TIBCO issued a press release announcing the Merger. The press release stated, in relevant part:

Under the terms of the agreement, TIBCO stockholders will receive $24.00 per share in cash, or a total of approximately $4.3 billion, including the assumption of net debt…. The total enterprise value of the transaction represents more than 18 times TIBCO’s earnings before interest, depreciation and amortization (EBITDA) for the 12 months ending August 31, 2014.98

Representatives of Vista and Goldman reviewed the release before it was issued.99 The Board relied on Goldman to calculate the implied enterprise value, which, along with the 18x EBITDA multiple, was based on the incorrect share data from the Final Cap Table. TIBCO, Vista, and Goldman all generally assumed that the enterprise value of the Merger was approximately $4.3 billion.100

[94]	Merger Agreement § 8.3(b).
[95]	Tewari Dep. 141.
[96]	Merger Agreement § 8.3(f)(i).
[97]	Id. § 8.1(c).
[98]	Pl.’s Ex. 1.
[99]	Tewari Dep. 109; Ford Dep. 137-38.
100	West Dep. 79-80; Ford Dep. 139-40; Tewari Dep. 115.

After signing the Merger Agreement, Vista made several statements reflecting its expectation that it would need to pay approximately $4.3 billion to acquire TIBCO. For example, in October 2014, Vista prepared presentations to give to several ratings agencies in its efforts to obtain debt financing for the Merger. Drafts of these presentations, including those dated October 9 and 14, stated that Vista was to acquire TIBCO “for $4.3b.”101 Only after Vista learned of the error in the Final Cap Table did it revise the ratings agency presentation “to reflect what is now a $4.2b transaction.”102

Goldman likewise thought that the implied enterprise value of the Merger was $4.3 billion. It prepared an internal “case study” on the Merger for its investment banking division to use for marketing purposes. The case study calculated the implied equity value as $4.244 billion, based on the incorrect Final Cap Table, and it reflected that the Merger implied an enterprise value for TIBCO of approximately $4.3 billion.103

I.	The Error in the Final Cap Table is Discovered

On Sunday, October 5, 2014, TIBCO’s counsel circulated a draft of the proxy statement for a special meeting of TIBCO’s stockholders to vote on the Merger. Upon

101	Pl.’s Ex. 25 at TIBCOM00023128; Pl.’s Ex. 27 at VISTA0000156.
102	Pl.’s Ex. 29.
103	Pl.’s Ex. 22.

reviewing the draft, a Goldman employee commented in an email that “[t]he aggregate value calculation doesn’t look right”104 compared to the number that had been used in Goldman’s analysis.105 Just over an hour after receiving the draft, Goldman emailed Wilson Sonsini to discuss, in light of the data in the Final Cap Table, whether the “equity value and aggregate value should come out to a different number.”106 The record does not reflect that anyone had identified this error before Goldman raised it on October 5.107

After a series of conversations between TIBCO and Goldman, the magnitude of the error eventually was discovered—i.e., the Final Cap Table, and everything based on the information in that document, had caused the number of fully diluted shares to be overstated by double-counting the 4,147,144 unvested restricted shares. The decrease in the number of the fully diluted shares, at the $24.00 per share offer, had the effect of reducing the total implied equity consideration by about $100 million, from approximately $4.244 billion to approximately $4.144 billion.108

104	Pl.’s Ex. 24.
105	Tewari Dep. 153.
106	Goldman Ex. 21 at GS00039162.
107	Goldman contends that it would have been “nearly impossible” for anyone to have discovered the error based on TIBCO’s public filings, not only because those earlier public numbers were stale, but also because “the missing LTIP shares, which were roughly equal to the restricted shares, masked the double-counted restricted shares.” Goldman’s Br. 9 n.4.
108	4,147,144 × $24.00 = $99,531,456.

J.	The Board Meets to Discuss What to Do

On October 11, 2014, after the Board was informed of the error, the Board convened a special meeting to review the situation. Representatives of Goldman attended this meeting. The minutes reflect the manner in which Goldman “described” the “error” in its initial fairness opinion presentation:

The representatives of Goldman Sachs described for the Board an error related to the amount of shares outstanding that was contained in Goldman Sachs’ fairness opinion presentation delivered to the Board on September 27, 2014. Referring to materials previously provided to the Board, the representatives of Goldman Sachs then reviewed with the Board the impact on each of the amounts as a result of this error and what the amount should have been had the correct outstanding share number been used. The Board discussed this matter with the representatives of Goldman Sachs.109

Defendant West did not recall that Goldman specifically explained that the error would lead to an approximately $100 million reduction in the amount expected to be paid to TIBCO stockholders for their equity in the Company.110 But, Goldman’s presentation book for this meeting did specifically note the key economic terms in the transaction that had changed due to the corrected share count.111 For example, the implied enterprise value decreased to $4.212 billion, and the last twelve month EBITDA multiple decreased to 17.6x. After a discussion with the Board, Goldman confirmed that these adjustments did not change its opinion that the $24.00 per share offered in the Merger was still fair, from a financial point of view, to TIBCO’s stockholders, even at the lower total equity consideration of $4.144 billion.112

109	Pl.’s Ex. 26 at TIBCOM00000566.
110	West Dep. 103.
111	TIBCO Ex. 34 at TIBCOM00000376, 385-86.
112	Pl.’s Ex. 26 at TIBCOM00000566.

After Goldman concluded its presentation, the Board met in executive session along with members of the Company’s management and representatives of Wilson Sonsini to discuss the issues raised by Goldman. According to the minutes, the Board ultimately “concluded that the revised analysis presented by Goldman Sachs at the meeting did not impact the Board’s recommendation that stockholders adopt the merger agreement.”113

Outside of this October 11 Board meeting, the preliminary record suggests a lack of effective communication between Goldman and the Board about the overstated share count in the Final Cap Table. According to the deposition testimony of Goldman’s Pawan Tewari, no member of the Board asked Goldman: (a) how the overstated share count error was made; (b) if the error was Goldman’s fault or the Company’s fault; (c) whether Goldman had discussed the overstated share count with Vista; or (d) whether Vista should or would pay $4.244 billion in equity consideration in the Merger.114

On October 15, 2014, a Vista representative informed Goldman that, in fact, Vista had relied on the information presented in the Final Cap Table “for the calculation of

113	Id. at TIBCOM00000567.
114	Tewari Dep. 167-69.

equity value” in its final $24.00 per share offer.115 According to the testimony of TIBCO’s West, Goldman did not inform the Board that Vista had admitted to using the incorrect share count data in the Final Cap Table when Vista valued TIBCO’s equity and submitted its $24.00 per share bid.116 Nor did Goldman ever provide him, or, to his knowledge, anyone else on the Board, a written explanation as to how the error had occurred.117

Vista’s team, for its part, claims it had mixed emotions after it learned of the share count error and, soon thereafter, that the error cut in its favor. Ford testified that one of his reactions was “pleasure because, you know, we were potentially buying the company for less than we had expected at that point in time.”118

K.	The Overstated Share Count Error Becomes Public

On October 16, 2014, TIBCO filed its preliminary proxy statement for the Merger. The preliminary proxy disclosed information about the overstated share count in the “Background of the Merger” section. It also disclosed that, based on the accurate share

115	Pl.’s Ex. 28.
116	West Dep. 133-34. At oral argument, Goldman represented that its counsel for the TIBCO engagement told the Board’s counsel about this critical information the same day Goldman learned about it. Tr. of Oral Arg. 130-31. There is nothing in the record to support this assertion. TIBCO and the Board vehemently disagree. They assert that Goldman did not bring this information to the Board’s attention and that the Board did not become aware of it until discovery in this litigation. Id. 76.
117	West Dep. 147-48.
118	Ford Dep. 172. He was also “curious” about how this error could have happened, and he also felt “a little frustration” in knowing that shareholder litigation about the overstated share count would likely occur. Id. 172-73.

count, the $24.00 per share consideration implied an enterprise value of approximately $4.2 billion, or approximately $100 million less than the $4.3 billion that the Company initially announced.119 The financial press also quickly picked up on this issue, prompting this lawsuit.120

L.	The Board’s Response to the Overstated Share Count

On October 23, 2014, the Board held a telephonic meeting. A contingent of Wilson Sonsini attorneys dialed in to the call, but Goldman’s representatives did not attend. In addition to discussing matters related to the proxy statement, the Board considered what, if anything, TIBCO should do in light of the overstated share count issue.121

At this time, according to director West, “[t]here wasn’t certainty about how the error had occurred.”122 Additionally, as reflected in the minutes, “it was still unknown if either Vista or Sponsor B used an incorrect share count in arriving at their per share bids”

119	See TIBCO Software Inc., Preliminary Proxy Statement (Schedule 14/A), at 37-38 (Oct. 16, 2014).
120	See, e.g., David Gelles, An Oops for Goldman Sachs in Its Advice on Vista-Tibco Merger, N.Y. TIMES: DEALBOOK, (Oct. 17, 2014, 12:36 PM), http://dealbook.nytimes.com/2014/10/17/an-oops-for-goldman-sachs-in-its-advice-on-vista-tibco-merger/; Gillian Tan, Spreadsheet Mistake Costs Tibco Shareholders $100 Million, WALL ST. J.: MONEYBEAT, (Oct. 16, 2014, 7:01 PM), http://blogs.wsj.com/moneybeat/2014/10/16/spreadsheet-mistake-costs-tibco-shareholders-100-million/.
121	Pl.’s Ex. 30.
122	West Dep. 122.

submitted on September 26.123 That is, the record reflects that the Board still had not been made aware of the information Goldman had learned over one week earlier, on October 15, that Vista had relied on the Final Cap Table in formulating its $24.00 per share bid or how the error had come about.124

According to the minutes, the Board weighed four courses of action: (i) seek to renegotiate the per-share purchase price with Vista; (ii) pursue the matter further with Goldman; (iii) reconsider its recommendation in favor of the Merger; or (iv) proceed with the Merger. Ultimately, the Board decided to proceed with the Merger on the terms set forth in the Merger Agreement.

The Board decided not to ask if Vista would be willing to pay an aggregate purchase price of $4.244 billion ($24.58 per share times the accurate fully diluted share count). According to the minutes, although the Board acknowledged that the termination fee and limited guaranty terms of the Merger Agreement were negotiated based on the implied equity value derived from the $24.00 per share consideration, the Board did not believe that the Merger Agreement provided “a basis for the Company to force Vista to increase the per share price paid to stockholders or otherwise change the agreement.”125 West testified about the Board’s evaluation of this option, as follows:

We had a number of options available to us. One of them was to go back to Vista and – again, with context, not really knowing what Vista and/or [Sponsor B] may or may not have done in terms of negotiation and not knowing what Goldman Sachs said, which is kind of where we were, there was a capitalization table in the merger agreement that was correct in terms of the number of shares; then there was apparently a spreadsheet that may have been passed back and forth. It was unclear to us who used what data, and so at that point – that’s the starting point for us.

123	Pl.’s Ex. 30 at TIBCOM00047691 (emphasis added).
124	West Dep. 123 (“But it was uncertain whether – uncertain, you know, whether or not Vista or [Sponsor B] had bid on a per-share basis, on an enterprise value basis. We were unsure, and at that point we had – you know, we had to decide what to do with that information.”).
125	Pl.’s Ex. 30 at TIBCOM00047690.

Based on that, you could speculate that maybe we could have gotten more money. Maybe we would – might have at the time; we don’t know. So one of the options, too, is just to go back and try to get more money from Vista. We had the opportunity to do that, but based on the way the merger agreement was written, we essentially would have had to almost start over again. There was nothing that would compel them to do it. That was one option we talked about.126

The Board ultimately never approached Vista.127

During the October 23 Board meeting, Wilson Sonsini reminded the TIBCO directors of their fiduciary duties in the sale of control context to, in language evoking Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc.,128 “seek the best price reasonably obtainable for stockholders.”129 At the end of the meeting, the Board members each “expressed [his or her] belief that the negotiations had been focused on a per share price.” Each further stated his or her belief that “$24.00 per share appeared to be the highest price achievable at the time of the negotiation.”130 Thus, the Board decided to proceed with the Merger for the consideration set forth in the Merger Agreement: $24.00 per share, for an aggregate equity value of $4.144 billion.

126	West Dep. 126-27.
127	Id. 118.
128	506 A.2d 173 (Del. 1986).
129	Pl.’s Ex. 30 at TIBCOM00047690.
130	Id. at TIBCOM00047691.

On October 29, 2014, the Company scheduled a special meeting for stockholders to vote on the Merger for December 3, 2014.

M.	Procedural History

On October 6, 2014, the first of seven putative class action lawsuits challenging the Merger was filed in this Court. On November 5, 2014, Plaintiff filed his initial complaint. On November 8, 2014, I granted Plaintiff’s motion for consolidation and lead counsel and his motion for expedited proceedings.

On November 12, 2014, Plaintiff moved for a preliminary injunction of the TIBCO stockholder vote that is currently scheduled for December 3, 2014. On November 16, 2014, Plaintiff amended his complaint. On November 21, 2014, I heard oral argument on Plaintiff’s motion for a preliminary injunction.

III.	LEGAL ANALYSIS

Plaintiff’s motion for a preliminary injunction seeks to enjoin the vote of TIBCO stockholders on the Merger scheduled for December 3, 2014, “until a trial is held and a decision [is] rendered on [Plaintiff’s] claim for the reformation of the merger agreement.” Specifically, Plaintiff seeks to reform the Merger Agreement to provide for TIBCO stockholders to receive $24.58 per share, rather than the current $24.00 per share. Alternatively, although it was not evident from Plaintiff’s motion, he seeks to enjoin the stockholder meeting based on an alleged breach of fiduciary duty concerning the Board’s actions after it learned that the proposed Merger would not yield an equity value of $4.244 billion.131 Thus, I consider below whether either the reformation or fiduciary duty claims provide a basis for entry of a preliminary injunction. I conclude that they do not.

131	See Tr. of Oral Argument 134-35.

A.	Legal Standard

To obtain a preliminary injunction, Plaintiff must establish three elements: (i) a reasonable probability of success on the merits; (ii) irreparable harm absent interim relief; and (iii) that the balance of the equities favors the relief requested.132 “This burden is not a light one, and an ‘extraordinary remedy’ like a preliminary injunction ‘will never be granted unless earned.’”133 Although “[a] strong showing on one element may overcome a weak showing on another element,” Plaintiff must still demonstrate all three elements.134

B.	Plaintiff Has Not Demonstrated a Reasonable Probability of Success on His Claim for Reformation of the Merger Agreement

Reformation “is an equitable remedy which emanates from the maxim that equity treats that as done which ought to have been done.”135 The Court of Chancery has equitable jurisdiction to reform the terms of a written contract “in order to express the

132	See Revlon, Inc. v. MacAndrews & Forbes Hldgs., Inc., 506 A.2d 173, 179 (Del. 1986).
133	Wayne Cty. Empls.’ Ret. Sys. v. Corti, 954 A.2d 319, 329 (Del. Ch. 2008) (quoting Lenahan v. Nat’l Computer Analysts Corp., 310 A.2d 661, 664 (Del. Ch. 1973)).
134	See Cantor Fitzgerald, L.P. v. Cantor, 724 A.2d 571, 579 (Del. Ch. 1998).
135	Interim Healthcare, Inc. v. Sherion Corp., 2003 WL 22902879, at *6 (Del. Ch. Nov. 19, 2003, revised Dec. 1, 2003) (quoting 27 Williston on Contracts § 70:19 (4th ed. 2003)).

‘real agreement’ of the parties involved.”136 Reformation is not an equitable license for the Court to write a new contract at the invitation of a party who is unsatisfied with his or her side of the bargain; rather, it permits the Court to reform a written contract that was intended to memorialize, but fails to comport with, the parties’ prior agreement.137 As Professor Williston explains:

It is not enough that the parties would have come to a certain agreement had they been aware of the actual facts.

Reformation requires an antecedent agreement, which the written instrument attempts to express. However, any mistake must have been in the drafting of the instrument, not in the making of the contract. An instrument will not be reformed due to a mere misunderstanding of the facts, or a mistake as to an extrinsic fact which, if known, would probably have induced the making of a different contract or no contract at all. If there has been any misunderstanding between the parties, or a misapprehension by one or both, so that there is no mutuality of assent, then the parties have not made a contract, and neither will the court do so for them.138

136	Cerberus Int’l, Ltd. v. Apollo Mgmt., L.P., 794 A.2d 1141, 1151 (Del. 2002) (quoting Colvocoresses v. W.S. Wasserman Co., 28 A.2d 588, 589 (Del. Ch. 1942)).
137	See Collins v. Burke, 418 A.2d 999, 1002-03 (Del. 1980) (“Reformation is not a mandate to produce a reasonable result…. Rather, it is based on intention.”); see also In re Estate of Justison, 2005 WL 217035, at *10 (Del. Ch. Jan. 21, 2005) (“The purpose of reformation is to make an erroneous instrument express correctly the intent of, or the real agreement between, the parties.”).
138	27 Williston on Contracts § 70:19, quoted in Interim Healthcare, 2003 WL 22902879, at *7; see also Waggoner v. Laster, 581 A.2d 1127, 1135 (Del. 1990) (quoting 3 Pomeroy’s Equity Jurisprudence, § 870 (5th ed.)) (“Reformation is appropriate, when an agreement has been made… as intended by all the parties interested, but in reducing such agreement or transaction to writing,… through the mistake common to both parties,… the written instrument fails to express the real agreement or transaction.”).

A claim for reformation must be proven by clear and convincing evidence.139 As the Delaware Supreme Court stated in Cerberus International, Ltd. v. Apollo Management, L.P., the leading case on reformation under Delaware law, “the plaintiff must show by clear and convincing evidence that the parties came to a specific prior understanding that differed materially from the written agreement.”140 The clear and convincing evidence standard has been described as requiring “evidence which produces in the mind of the trier of fact an abiding conviction that the truth of [the] factual contentions are ‘highly probable.’”141 This heightened requirement enables the Court to compare the prior agreement and the executed contract in order to determine “exactly what terms” need to be reformed.142 It also “preserve[s] the integrity of written agreements by making it difficult” to modify executed contracts.143

Plaintiff contends that Vista and TIBCO specifically agreed to a transaction at $4.244 billion in aggregate equity value. He argues that Vista decided to offer $24.00 per

139	Cerberus, 794 A.2d at 1152.
140	Id. at 1151-52.
141	Id. at 1151 (quoting In re Rowe, 566 A.2d 1001, 1003 (Del. Jud. 1989)).
142	See Collins, 418 A.2d at 1002 (emphasis added); see also Hob Tea Room v. Miller, 89 A.2d 851, 857 (1952) (“Unless there was a clear understanding with which the formal contract conflicts, there is, of course, no comparative standard upon which to base a reformation, and the contract as executed must stand.”).
143	See Joyce v. RCN Corp., 2003 WL 21517864, at *3 (Del. Ch. July 1, 2003); cf. ev3, Inc. v. Lesh, — A.3d —, 2014 WL 4914905, at *2 n.3 (Del. Sept. 30, 2014) (“Delaware courts seek to ensure freedom of contract and promote clarity in the law in order to facilitate commerce.”).

share based on the implied equity value of $4.244 billion, contending that it “defies logic” for a sophisticated financial sponsor like Vista to “not calculate what [its] total expenditure in a transaction will be before agreeing to it.”144 Likewise, Plaintiff maintains that the Board viewed Vista’s final bid, based on Goldman’s fairness presentation, as an offer of $4.244 billion in aggregate equity value. Plaintiff submits that Vista’s Equity Commitment Letter, Goldman’s fairness presentation, the negotiation of the termination fee and limited guaranty provisions, and TIBCO’s September 29 press release is sufficient evidence to support a finding of a reasonable probability of proving that the parties understood, and thereby agreed, that the Merger would be at an aggregate equity value of $4.244 billion.145 Thus, Plaintiff requests that the Court reform Section 2.7(a)(ii) of the Merger Agreement to provide for each TIBCO stockholder to receive $24.58 per share instead of $24.00 per share.

In opposition, Vista146 contends that the only agreement between Vista and TIBCO on the economic terms of the Merger that can be supported by the record is what is ultimately reflected in the Merger Agreement: that TIBCO’s stockholders would receive $24.00 per share. In particular, Vista emphasizes that its final offer on September 26 and the Board’s acceptance of that offer on September 27 both contemplated a transaction at $24.00 per share, without any reference to, and thus without any agreement on, what the aggregate equity value would be.147

144	Pl.’s Br. 31.
145	Id. 26-29.
146	Vista argued against Plaintiff’s reformation claim on behalf of all defendants against whom Plaintiff seeks reformation.
147	Vista’s Br. 26-27.

Vista further argues that the parties’ mistaken assumption “as to how contractual terms will operate in practice”—here, Vista’s and TIBCO’s references to the Merger being for an aggregate equity value of $4.244 billion—“cannot supplant the actual agreement that is reached between the parties as memorialized in a contract.”148 According to Vista, because “none of [Plaintiff’s] documents state that Vista and TIBCO agreed to anything other than a $24.00 per share purchase price,” and because the Merger Agreement accurately reflects that $24.00 per share agreement, there was no meeting of the minds on any specific term that is not accurately reflected in the Merger Agreement.149

To evaluate the parties’ competing contentions, I use the analytical framework that the Supreme Court employed to analyze the reformation claim at issue in Cerberus. There, a financial sponsor (Apollo) acquired a target company (MTI) pursuant to a merger agreement that set forth a formula reflecting the total consideration that MTI stockholders would receive: $65 million, less transaction costs, and less proceeds from

148	Id. 28.
149	Id. 36. Vista also challenges Plaintiff’s standing to assert a reformation claim based on a disclaimer of third-party beneficiary rights in the Merger Agreement and on the theory that the claim is derivative in nature and thus cannot be asserted by Plaintiff as a direct claim. Id. 11-15. Because I conclude that Plaintiff has not demonstrated a reasonable probability of success on the merits of the claim, I do not address these issues.

the sale of certain options and warrants. After the transaction closed, the plaintiffs filed suit and alleged that the executed contract contained a drafting error that warranted reformation because Apollo and MTI actually had agreed to a different purchase price: $65 million, less transaction fees, plus the proceeds from the sale of the options and warrants. According to the Supreme Court, the plaintiffs would need to prove three facts (each by clear and convincing evidence) to justify reformation of the purchase price under the doctrine of mutual mistake: “(i) MTI thought that the merger agreement gave MTI’s stockholders the proceeds of the options and warrants; (ii)… Apollo was also similarly mistaken…; and (iii) that MTI and Apollo had specifically agreed that the proceeds of the options and warrants would go to MTI’s stockholders.”150

Applying the analytical framework used in Cerberus to this case, Plaintiff could recover on his reformation claim only if he were to establish three facts at trial: (i) Vista thought that the Merger would be consummated at an aggregate equity value of $4.244 billion; (ii) TIBCO also thought that the Merger would be consummated at an aggregate equity value of $4.244 billion; and (iii) Vista and TIBCO had specifically agreed that the Merger would be consummated at an aggregate equity value of $4.244 billion. Because Plaintiff ultimately would have to establish each element by clear and convincing evidence, it is necessary to consider that evidentiary standard in the context of Plaintiff’s

150	Cerberus, 794 A.2d at 1152 (emphasis added).

preliminary injunction motion.151 Thus, Plaintiff must show a reasonable probability of success that he could prove each of the three elements of his reformation claim by clear and convincing evidence. As discussed below, I conclude that Plaintiff has satisfied this standard for the first two elements, but not for the third element.

1.	Did Vista Believe the Merger Would Be Consummated at an Aggregate Equity Value of $4.244 Billion?

In my opinion, Plaintiff has a reasonable probability of establishing by clear and convincing evidence that Vista thought it would pay $4.244 billion in aggregate equity value to acquire the outstanding stock of TIBCO. The presentation book used when the Vista investment committee met on September 26 and approved a maximum bid of $24.25 per share (based on the Second Cap Table) reflects that Vista clearly was cognizant of the relationship between a per-share bid and the total purchase price implied by that bid. It also is reasonable to infer from Vista’s request for Goldman to confirm the accuracy of the Final Cap Table mere hours before it made its $23.85 per share bid on September 26, that Vista needed to know the share count to determine the aggregate equity value it would pay in making a per-share bid. Vista’s final $24.00 per share bid, based on the Final Cap Table, is functionally equivalent to the earlier total purchase price ceiling set by its investment committee. And, at the same time that Vista was considering

151	See Cirrus Hldg. Co. Ltd. v. Cirrus Indus., Inc., 794 A.2d 1191, 1201-02 (Del. Ch. 2001) (considering the clear and convincing evidence standard in the context of the plaintiff’s preliminary injunction motion where the plaintiff’s underlying claim for specific performance was subject to that evidentiary standard); cf. Cerberus, 794 A.2d at 1149 (citing Anderson v. Liberty Lobby, Inc., 477 U.S. 242, 254 (1986)) (holding that a trial court should apply the substantive burden of proof at the summary judgment stage).

the aggregate equity value when submitting its final $24.00 per share bid, it offered to decrease the termination fee to 2.75% of that equity value, which equated to $116.7 million.

The spreadsheet accompanying the Equity Commitment Letter, which was provided to TIBCO only hours before the Board met to evaluate the Merger Agreement and which explicitly equates the $24.00 per share price to an equity value of $4.244 billion, further provides strong evidence that Vista anticipated paying approximately $4.244 billion to acquire the equity of TIBCO. This conclusion is consistent with the reference to an approximate enterprise value of $4.3 billion not only in the September 29 press release announcing the transaction, which Vista reviewed, but also in the early drafts of Vista’s ratings agency presentations for debt financing.

Although Ford testified that Vista was considering other factors beyond the total purchase price when it submitted its final bid for $24.00 per share,152 his testimony also supports the conclusion that Vista expected to pay $4.244 billion for TIBCO’s equity. For example, when Vista eventually learned about the mistake in the Final Cap Table, and thus that it would only have to pay $4.144 billion for TIBCO’s equity, Ford felt “pleasure”—because Vista was “potentially buying the company for less than [it] had expected.”153

152	Ford Dep. 95.
153	Id. 172.

On the whole, Plaintiff has shown in my view a reasonable probability that he could prove, by clear and convincing evidence, that Vista mistakenly believed it would pay $4.244 billion in total to acquire the equity of TIBCO in the Merger.

2.	Did TIBCO Believe the Merger Would Be Consummated at an Aggregate Equity Value of $4.244 Billion?

Similarly strong evidence, in my view, demonstrates a reasonable probability of success for Plaintiff to prove by clear and convincing evidence that the Board mistakenly thought that TIBCO was agreeing to a transaction in which TIBCO stockholders would receive $4.244 billion in aggregate equity value. The Special Committee’s request on September 26 for the remaining two bidders to improve their offers by decreasing the termination fee of the merger agreement, which was being negotiated as a percentage of aggregate equity value, reflects that these directors were aware of the total value of the proposals, particularly for Vista’s final $24.00 per share offer. Likewise, during the Board’s review of the terms of Vista’s final offer on September 27, Goldman noted on several slides of its presentation that the $24.00 per share consideration equaled an aggregate equity value of $4.244 billion and an enterprise value of $4.3 billion.154 Finally, after adopting the Merger Agreement, the Board approved the September 29 press release reflecting that the $24.00 per share in consideration plus the assumption of net debt implied a $4.3 billion enterprise value—and thus a $4.244 billion equity value.

This preliminary record is sufficient for me to conclude that Plaintiff has a reasonable probability of success in establishing, by clear and convincing evidence, that TIBCO mistakenly believed that Vista would pay $4.244 billion in total to acquire the equity of TIBCO in the Merger.

154	Pl.’s Ex. 18 at TIBCOM00000348, 358.

3.	Before Signing the Merger Agreement, Had Vista and TIBCO Specifically Agreed that the Merger Would Be Consummated at an Aggregate Equity Value of $4.244 Billion?

Despite the evidence reflecting that Vista and TIBCO both mistakenly believed before signing the Merger Agreement that Vista would pay $4.244 billion in total to acquire the equity of TIBCO, Plaintiff has not, in my opinion, demonstrated a reasonable probability that he could prove by clear and convincing evidence that Vista and TIBCO had specifically agreed that the Merger would be at an aggregate equity value of $4.244 billion. In other words, Plaintiff has not shown a reasonable probability of proving, by clear and convincing evidence, that the Merger Agreement does not accurately reflect the parties’ meeting of the minds on the essential economic term of the Merger: a deal at $24.00 per share.

To the contrary, key evidence from September 26 and 27 strongly demonstrates that what Vista ultimately offered and what TIBCO ultimately accepted was expressed in terms of dollars per share and not in terms of an aggregate equity value. The three documents that evidence their agreement to a transaction based on a per-share price are (1) Vista’s September 26 bid letter conveying the $24.00 per share offer,155 (2) the September 27 minutes reflecting the Board’s acceptance of the $24.00 per share offer,156

155	Vista Ex. 3.
156	Vista Ex. 4.

and (3) the Merger Agreement Vista and TIBCO executed on September 27, which sets forth the consideration to be received by TIBCO stockholders as $24.00 per share.157 All of these documents reflect an agreement to a transaction based on a per-share figure, and not based on an aggregate equity value. This per-share agreement is consistent with the way in which Goldman, on behalf of TIBCO, was conducting the auction: on a per-share basis. Based on the preliminary record, at no point in time did Vista offer a specific aggregate equity value, and at no point in time did the Board accept a specific aggregate equity value.158

Instead, the sale process reflects that Vista and TIBCO understood that the number of fully diluted shares to be acquired in a transaction, and thus the aggregate equity value, was a bit of a moving target. For example, the fact that Goldman had circulated different cap tables for the Company on August 29,159 on September 21,160 and on September 26,161 demonstrates that Vista and TIBCO understood that, until there was a definitive agreement, the number of fully diluted shares was changing, even if only modestly. Indeed, the Merger Agreement reflects that the parties recognized that the number of

157	Merger Agreement § 2.7(a)(ii).
158	Nor at any time during the negotiations did Vista offer, or TIBCO accept, a per share offer of $24.58 per share—the amount to which Plaintiff asks the Court to reform Section 2.7(a)(ii) of the Merger Agreement.
159	Goldman Ex. 8.
160	Goldman Ex. 12.
161	Pl.’s Ex. 13.

fully diluted shares might further change between signing and closing. Specifically, the Merger Agreement affords Vista a termination right if any inaccuracies in the Cap Rep at closing would increase Vista’s total acquisition cost (calculated pursuant to the terms of the Merger Agreement) by more than $10 million.

Notably, the Merger Agreement does not provide that the consideration of $24.00 per share would change in proportion to any increase in the share count after signing. Thus, it is difficult to see how Vista and TIBCO could be said to have specifically agreed to a fixed aggregate equity value of $4.244 billion, as Plaintiff claims, when they agreed in the Merger Agreement that the aggregate equity value could change.

Vista argues that, rather than specifically agreeing on an aggregate equity value, Vista and TIBCO agreed to allocate the risk of the Merger’s aggregate equity value through the representations and warranties, closing conditions, and termination rights set forth in the Merger Agreement.162 I agree. “Merger contracts are heavily negotiated and cover a large number of specific risks explicitly.”163 Contractual representations and warranties “serve [this] important risk allocation function.”164 Here, through the Cap Rep and Vista’s corresponding termination right, the parties did just that in the Merger Agreement with respect to the aggregate equity value in the Merger. TIBCO also disclosed this concept to its stockholders in the proxy statement.165

162	Vista’s Br. 28-30.
163	In re IBP, Inc. S’holders Litig., 789 A.2d 14, 68 (Del. Ch. 2001).
164	Cobalt Operating, LLC v. James Crystal Enters., LLC, 2007 WL 2142926, at *28 (Del. Ch. July 20, 2007), aff’d, 945 A.2d 594 (Del. 2008).
165	Proxy at 72 (“[T]he representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risks between TIBCO, Parent and Merger Sub rather than to establish matters as facts[.]”).

Against this evidence, Plaintiff relies on Goldman’s September 27 fairness presentation, Vista’s Equity Commitment Letter, and TIBCO’s September 29 press release, which Vista approved. In my opinion, although these three documents appear to reflect a shared misunderstanding on the aggregate equity value for the Merger, they do not support the existence of a specific, prior agreement on that aggregate equity value— and they fall well short of the type of persuasive evidence necessary to prove this element of a reformation claim by clear and convincing evidence. The Equity Commitment Letter and the accompanying spreadsheet are not compelling evidence of either an offer by Vista, or an acceptance by TIBCO, to consummate a transaction at an aggregate equity value of $4.244 billion. By its terms, the Equity Commitment Letter was not a commitment to pay an aggregate amount, but rather a commitment to pay up to an aggregate amount. Goldman’s presentation is also not compelling evidence of a specific, prior agreement for at least two reasons: there is no evidence that Vista or TIBCO prepared that document, or that it was intended for a purpose other than for Goldman’s opinion on the fairness of the Merger consideration. The September 29 press release announcing the Merger, furthermore, was drafted after the parties approved the Merger Agreement and, thus, is not strong evidence of a specific, prior agreement.

Finally, the fact that the parties negotiated the termination fee and the limited guaranty in the Merger Agreement as a percentage of the assumed $4.244 billion equity value (derived from the $24.00 per share consideration and the Final Cap Table) does not outweigh, in my view, the strong evidence showing that the $24.00 per share figure in the Merger Agreement accurately reflects what Vista offered and what TIBCO accepted.166

In sum, on the preliminary record before me, Plaintiff has failed to show a reasonable probability that he could prove, by clear and convincing evidence, that there was a specific agreement between Vista and TIBCO for $4.244 billion in aggregate equity value. The Merger Agreement accurately reflects, on this record, the meeting of the minds on the essential economic term of the Merger: $24.00 per share. Plaintiff has therefore failed to demonstrate a probability of success on his claim for reformation. For this reason, his motion for a preliminary injunction based on the reformation claim is denied.

C.	Plaintiff’s Fiduciary Duty-Related Claims Do Not Provide a Basis for Preliminary Injunctive Relief

1.	The Parties’ Contentions

Plaintiff argues that, independent of the reformation claim, a preliminary injunction should be issued based on his breach of fiduciary claim against the Board and his aiding and abetting claims against Goldman and Vista. These claims do not challenge

166	Perhaps Plaintiff would have a reasonable probability of success in establishing by clear and convincing evidence that the termination fee and limited guaranty provisions of the Merger Agreement should be reformed, but that request was not the subject of his preliminary injunction application and was expressly disclaimed by counsel at oral argument. Tr. of Oral Arg. 9-10.

any actions taken during the sale process before the Merger Agreement was signed, or any of the disclosures in the proxy statement that was issued in connection with the scheduled meeting for TIBCO’s stockholders to vote on the Merger. Rather, these claims focus on events occurring after the error in the share count was discovered.

Specifically, Plaintiff contends that the Board breached its duty of care by failing “to adequately inform itself about the nature [and/or] circumstances surrounding the share count problem.”167 Plaintiff cites to the fact that at its October 23 meeting, the Board was still unaware of how the error occurred and “did not inquire whether Vista had relied upon the [Final Cap Table] in making its final bid.”168 Plaintiff argues that had the Board done so, and thereby become aware that Vista did rely on the incorrect share count when it prepared its bid, “the Board would have known its leverage with Vista to preserve the $100 million.”169

Plaintiff also contends that the Board breached its fiduciary duties under Revlon by failing “to act reasonably in the circumstances to secure the highest price available.”170 To that end, Plaintiff cites to the Board’s failure to request “that Vista amend the Merger Agreement to reflect the parties’ original agreement” and its decision not to seek to

167	Pl.’s Br. 34-35.
168	Id. 36.
169	Id.
170	Id.

recover damages from Goldman for its allegedly “grossly negligent acts.”171 Plaintiff further contends that Vista and Goldman knowingly participated in the Board’s breaches of fiduciary duty.

The form of injunctive relief Plaintiff seeks based on his fiduciary duty claim was not explained in his moving papers. At oral argument, Plaintiff’s counsel suggested that a vote on the transaction be enjoined until the Board satisfies its fiduciary duties—i.e., until the Board seeks recourse to recover the $100 million in lost equity value from Vista and/or Goldman.172 Plaintiff argues, furthermore, that TIBCO stockholders will suffer irreparable harm if an injunction is not issued because “injunctive and equitable relief may well be all that is available to the stockholders given the exculpatory effect of 8 Del. C. § 102(b)(7) for monetary damages for a breach of the duty of care.”173 Relatedly, Plaintiff argues that the balance of the equities tilts in his favor because TIBCO stockholders will suffer “the loss, or risk of loss, of their right to obtain the additional $100 million in merger consideration” while “Defendants will suffer no hardship other than delaying the stockholder vote on the [Merger].”174

In opposition, the Board emphasizes that Plaintiff “does not challenge … the independence and disinterestedness of the Board or otherwise allege that the directors

171	Id. 37-40.
172	Tr. of Oral Arg. 139.
173	Pl.’s Br. 47.
174	Id. 48-49.

were incentivized to achieve anything other than the highest price for TIBCO’s stockholders.”175 The Board submits that it conducted a thorough process that included contacting twenty-four potential bidders, and achieved an attractive premium, particularly in light of TIBCO’s recent earnings results.

Focusing on the time period relevant to Plaintiff’s fiduciary duty claim, the Board argues that the record reflects that it acted reasonably: it consulted with its legal counsel, Wilson Sonsini, “thoroughly discussed the potential options available,”176 and “weighed the risk of doing anything that might be perceived as re-opening the deal with Vista against the risk of losing the terms of the current Merger Agreement at $24.00 per share” before voting to proceed with the existing Merger Agreement.177 Thus, according to TIBCO, the deliberative process the Board undertook after learning of the share count error and its subsequent decision to proceed with the Merger at $24.00 per share was a reasonable course of conduct under Revlon.

Finally, the Board contends that “[P]laintiff’s claims unquestionably seek monetary relief that can be remedied … through damages post-closing”178 and that the

175	TIBCO’s Br. 36-37. The Board consisted of eight members, seven of whom were outside directors. TIBCO’s CEO, Ranadivé, holds more than 9 million shares of TIBCO stock and thus would stand to receive more than $4.5 million in additional consideration if the per share price was increased by $.58 per share.
176	The Board did not waive privilege concerning these discussions. Thus, the preliminary record available to the Court was further limited concerning the thoroughness of the Board’s decision-making after the share count error was discovered.
177	TIBCO’s Br. 42-49.
178	Id. 50.

balance of the equities tilts against issuance of an injunction. “[D]elaying the vote even for a matter of weeks approaching the end of the fiscal year will require that the Company announce its revenue and earnings figures,” which, according to the Board, presents a risk to TIBCO stockholders because the Company “already failed to meet Wall Street expectations in the prior two quarters of 2014.”179

2.	Plaintiff Has Failed to Demonstrate the Existence of Irreparable Harm or that the Balance of the Equities Tilts in His Favor

As an initial matter, the form of preliminary injunction Plaintiff seeks based on his fiduciary duty-related claims, which was articulated on the fly during oral argument, is vague and impracticable. Plaintiff’s suggestion that the stockholder vote be enjoined until the Board seeks recourse to recover the $100 million in lost equity value from Vista and Goldman amounts to an open-ended injunction of potentially indefinite duration that, from my perspective, would be impossible to implement effectively.

Putting aside the impracticability of the remedy sought, I conclude for the reasons discussed below that a preliminary injunction based on Plaintiff’s fiduciary duty-related claims is not warranted for lack of a showing of irreparable harm and because the balance of the equities weighs in favor of permitting TIBCO’s stockholders to vote on the proposed Merger. Given this conclusion, it is not necessary that I engage in a probabilistic assessment of the merits of Plaintiff’s fiduciary duty and aiding and abetting claims, and I decline to do so from the limited record before the Court. There are, however, two troubling aspects of the record that bear mention.

179	Id. 55-56.

First, as should be obvious, precision is critical in a conducting a corporate sale process. In this case, the process appears to have been flawed, in my opinion, because bids were presented to the Board and considered on a per-share basis without anyone simultaneously confirming the share count assumptions underlying those bids.180 As discussed above, this lack of precision led to an apparent misunderstanding by the Board concerning the equity value derived from Vista’s final bid. Although no contention is made that the highest bidder did not win the auction in this case, the failure to verify the assumptions underlying a bid and to ensure that bids are presented with complete information on an apples-to-apples basis could lead to a different outcome in the future and/or deprive stockholders of a target company of maximum value for their shares. Directors of Delaware corporations may, of course, retain and rely on skilled advisors to solicit, review and analyze bids.181 Such advisors, like the ones here, often are richly compensated to perform these functions. In this case, however, a significant open question lingers concerning the basic competence with which the mechanics of the bid process were handled.

Second, and more to the point of Plaintiff’s fiduciary duty-related claims, serious issues have been raised concerning the quality of the information that was provided to the

180	See, e.g., VISTA Ex. 4 at TIBCOM00000464.
181	See, e.g., 8 Del. C. § 141(e).

Board after the share count error was discovered.182 The preliminary record shows that, as of October 23, when the Board met to consider its options, there remained uncertainty about how the error had occurred and whether Vista had relied on an incorrect share count when submitting its final bid.183 Yet, identifying the source of the error would seem to be a matter within TIBCO’s control that should have been determined promptly. More troubling, the record shows that Goldman was aware a full eight days earlier (on October 15) that Vista, in fact, had relied on the Final Cap Table in making its final bid,184 yet this information apparently was not provided to the Board.185 Had this critical information been presented to the Board, it may have made a different calculation than it did in considering its options to maximize value for TIBCO’s stockholders.186 The resolution of this issue, however, must await the development of a more robust factual record.

Separate from the possible merits of Plaintiff’s fiduciary duty-related claims, I conclude that a preliminary injunction is not warranted because Plaintiff has plainly

182	See, e.g., Paramount Commc’ns Inc. v. QVC Network Inc., 637 A.2d 34, 45 (Del. 1994) (“[Under Revlon,] [t]he directors have the burden of proving that they were adequately informed and acted reasonably.”).
183	See, e.g., Pl.’s Ex. 30 at TIBCOM00047691; West Dep. 123.
184	See, e.g., Pl.’s Ex. 28.
185	See, e.g., Pl.’s Ex. 28.
186	For example, armed with the knowledge that Vista made its final bid based on the Final Cap Table and thought that it would pay $4.244 billion to acquire the equity of TIBCO, the Board may have changed its recommendation that stockholders vote in favor of the Merger, if permitted under the Merger Agreement, to put pressure on Vista.

failed to establish the existence of irreparable harm or that the balance of the equities weighs in favor of denying TIBCO’s stockholders the opportunity to vote on the proposed Merger.

“An injunction, being the ‘strong arm of equity,’ should never be granted except in a clear case of irreparable injury, and with full conviction on the part of the court of its urgent necessity.”187 To demonstrate irreparable harm, a plaintiff must show harm “of such a nature that no fair and reasonable redress may be had in a court of law and must show that to refuse the injunction would be a denial of justice.”188 Thus, a “harm that can be remedied by money damages is not irreparable.”189

Here, Plaintiff’s fiduciary duty-related claims concern a definable sum of money: approximately $100 million. Based on Plaintiff’s theory of the case, at least on the record before me, the potential harm is circumscribed by this amount. Even if the Board is later able to demonstrate that its members are exculpated from any monetary liability pursuant to a Section 102(b)(7) provision in TIBCO’s charter, that potential affirmative defense does not change the fact that the damages alleged by Plaintiff are quantifiable. Although “the one-two punch of exculpation under Section 102(b)(7) and the full

187	Gimbel v. Signal Cos., Inc., 316 A.2d 599, 602 (Del. Ch. 1974), aff’d, 316 A.2d 619 (Del. 1974).
188	Aquilla, Inc. v. Quanta Servs., Inc., 805 A.2d 196, 208 (Del. Ch. 2002) (internal quotation marks omitted).
189	In re Delphi Fin. Gp. S’holder Litig., 2012 WL 729232, at *18 (Del. Ch. Mar. 6, 2012) (citing Gradient OC Master, Ltd. v. NBC Universal, Inc., 930 A.2d 104, 131 (Del. Ch. 2007)).

protection under Section 141(e)” may limit (but does not eliminate) the prospects for recovery against the members of the Board,190 those statutory protections do not apply to aiders and abettors of breaches of fiduciary duties, including the duty of care.191

This is not a case in which an injunction is required to rectify, before the transaction closes, the irreparable harm to stockholders of a tainted sale process. The Court is not being asked to intervene and prevent the proverbial eggs from being scrambled in order to open the door to a superior proposal from a third party who was not given a reasonable opportunity to bid on TIBCO because of an unreasonable sale process. Thus, Plaintiff’s significant reliance on the Court’s analysis in In re Del Monte Foods Co. Shareholders Litigation is misplaced.

In Del Monte, the Court enjoined a stockholder vote on a proposed transaction for a period of twenty days during which certain deal protection devices would not apply in order to remedy (to the extent practicable) the taint on a sale process, particularly the post-signing go-shop process, caused by the conflicts of interest of the board’s financial advisor.192 Here, by contrast, no contention is made that the deal process was tainted by self-interest or that the highest bidder did not win the auction. Indeed, Plaintiff candidly acknowledged that “the bidding leading to the $4.3 billion deal announcement appears to

190	See In re Del Monte Foods Co. S’holders Litig., 25 A.3d 813, 818 (Del. Ch. 2011).
191	In re Rural Metro Corp. S’holders Litig., 88 A.3d 54, 99-103 (Del. Ch. 2014) (finding the board’s financial advisor liable for monetary damages for aiding and abetting the directors’ breach of the duty of care).
192	See Del Monte, 25 A.3d at 842-43.

have been public and free from improper taint.”193 The alleged harm to Plaintiff—not from the pre-signing sale process as a whole but instead from the Board’s post-signing decision to not seek to obtain an additional $100 million in consideration from Vista—is not irreparable, in my opinion.194

Finally, in my view, the balance of the equities clearly weighs against enjoining the upcoming stockholder vote. As noted, Plaintiff has no quarrel with the quality of the process that resulted in the proposed Merger, and no bidder has emerged with a topping offer since the Merger Agreement (reflecting a price of $24.00 per share) was signed and disclosed publicly almost two months ago. Although the share count error colors the sale process here, the existence of that error and the Board’s response to its discovery has been disclosed to TIBCO’s stockholders. Thus, in my opinion, delaying for some indefinite period the opportunity for TIBCO’s stockholders to vote on the Merger on

193	Pl.’s Br. 34.
194	Plaintiff cites two other cases for the proposition that the existence of exculpation under Section 102(b)(7) counsels in favor of granting injunctive relief: Lyondell Chemical Co. v. Ryan, 970 A.2d 235 (Del. 2009), and Police & Fire Retirement System of City of Detroit v. Bernal, 2009 WL 1873144 (Del. Ch. June 26, 2009). Both are inapposite. In Lyondell, the Delaware Supreme Court simply acknowledged that a Section 102(b)(7) provision can foreclose the possibility of post-closing damages for a breach of the fiduciary duty of care. See Lyondell, 970 A.2d at 239. In Bernal, the Court, in the context of granting a motion for expedited proceedings, observed that “injunctive relief may be the only relief reasonably available to shareholders for certain breaches of fiduciary duty in connection with a sale of control transaction, particularly where the company has adopted a provision exculpating its directors from personal liability for monetary damages for breaches of the duty of care.” Bernal, 2009 WL 1873144, at *3. It does not follow from either of these cases that the mere existence of a Section 102(b)(7) provision threatens irreparable harm to stockholders because the Court may conclude that a board breached only its duty of care.

December 3, would harm TIBCO’s stockholders by unnecessarily delaying them from receiving $24.00 per share if they decide to approve the Merger. This, along with the fact that the alleged harm to TIBCO’s stockholders is readily quantifiable, persuades me that the balance of the equities does not favor entry of a preliminary injunction and that TIBCO’s stockholders should have “the chance to decide for themselves about the Merger.”195

IV.	CONCLUSION

For the foregoing reasons, Plaintiff’s motion for a preliminary injunction is denied.

IT IS SO ORDERED.

195	In re El Paso Corp. S’holder Litig., 41 A.3d 432, 452 (Del. Ch. 2012).